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                                                                   Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-81229 of Adelphia Communications Corporation on Form S-3 of our report dated May 17, 1999 and our report dated March 19, 1999 on the financial statements of Adelphia Communications Corporation and subsidiaries and of Olympus Communications, L.P. and subsidiaries, respectively, appearing in and incorporated by reference in the Transition Report on Form 10-K of Adelphia Communications Corporation for the nine months ended December 31, 1998, and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
   September 28, 1999